Exhibit 10.17

AMENDMENT TO MASTER SERVICE AGREEMENT

This Amendment to Master Service Agreement (this “Amendment”) is made this 7th day of July, 2016 by and among Gulfport Energy Corporation LLC; Gulfport Buckeye LLC; and Stingray Pressure Pumping LLC (“Contractor”). The parties to this Amendment are sometimes individually referred to as a “Party”, or collectively as the “Parties”.

WHEREAS, Gulfport Energy Corporation and Contractor entered into that certain Master Service Agreement, dated December 3, 2012; thereafter said parties entered into an Amended and Restated Master Service Agreement, dated October 1, 2014, (collectively referred to as the “MSA”), to govern the contractual obligations related to services, goods, facilities and/or equipment provided by Contractor to Gulfport Energy Corporation.

WHEREAS, Gulfport Energy Corporation acquired Paloma Partners III, LLC on or about August 31, 2015 (the “Effective Date”).

WHEREAS, on September 28, 2015, Gulfport Energy Corporation filed a Certificate of Amendment with the State of Delaware Secretary of State changing the name of Paloma Partners III, LLC to Gulfport Buckeye LLC.

WHEREAS, the Parties desire to amend the MSA to add Gulfport Buckeye LLC as a party to the MSA as set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the same meanings given to such terms in the MSA.

2. Recitals. The foregoing recitals are incorporated into and made a part of this Amendment.

3. Company. The Parties agree that the term “Company” shall be amended in the MSA to include both Gulfport Energy Corporation and Gulfport Buckeye, LLC.

4. Applicability of Amendment. The MSA, as amended, shall apply to any services, goods, facilities and/or equipment provided by Contractor to Gulfport Buckeye, LLC on or after the Effective Date.

5. Counterparts. This Amendment may be executed in a number of identical counterparts, including, without limitation, facsimile or email execution copies. If so executed, each counterpart is to be deemed an original for all purposes, and all such counterparts shall, collectively constitute one agreement.

6. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives and successors.

7. Authority. The execution, delivery, and performance of this Amendment have been duly and validly authorized by all requisite action, corporate or otherwise, on the part of each Party.

8. Entire Agreement. This Amendment and the MSA, together with their respective exhibits, constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all related negotiations, prior discussions and prior MSA and understandings. No amendment hereto shall be binding unless mutually agreed to in a written instrument specifically made subject to the MSA, as modified by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each Party as of the date first written above.

CONTRACTOR:		COMPANY:
Stingray Pressure Pumping LLC		Gulfport Energy Corporation LLC

By:	/s/ Mark Layton	By:

Name:	Mark Layton	Name:

Title:	CFO	Title:

COMPANY:
Gulfport Buckeye LLC

By:

Name:

Title: